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                                                                         ANNEX C

MORGAN STANLEY DEAN WITTER

                                                        1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                        (212) 761-4000

                               December 14, 1998

Board of Directors
The Petersen Companies, Inc.
110 Fifth Avenue
New York, NY 10011

Members of the Board:

     We understand that Petersen, Inc. ("Petersen" or the "Company"), EMAP plc ("EMAP") and EMAP Acquisition Corp., a wholly owned subsidiary of EMAP ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger, dated as of December 14, 1998 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Merger Subsidiary of a tender offer (the "Tender Offer") for all the issued and outstanding shares of Class A Common Stock, par value $0.01 per share, of the Company (the "Class A Common") and all the issued and outstanding shares of Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Common" and, together with Class A Common, the "Common Stock") for $34.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of the Company with and into the Merger Subsidiary. Pursuant to the Merger, the Company will become a wholly owned subsidiary of EMAP and each issued and outstanding share of Common Stock, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $34.00 per share in cash. We further understand that certain of the holders of Common Stock and EMAP have entered into a Stockholders' Agreement, dated as of December 14, 1998 (the "Stockholders' Agreement"). The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) analyzed certain financial projections prepared by the management of the Company;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

          (v) reviewed the reported prices and trading activity for the Class A Common;

          (vi) compared the financial performance of the Company and the prices and trading activity of the Class A Common with that of certain other comparable publicly-traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (viii) participated in discussions and negotiations among representatives of the Company, EMAP and certain other parties and their financial and legal advisors;

          (ix) reviewed the Merger Agreement, the Stockholders' Agreement and certain related documents; and

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MORGAN STANLEY DEAN WITTER

          (x) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In particular, we acted as lead manager in connection with the initial public offering of the Company Common Stock in October 1997.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Tender Offer and the Merger with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to whether or not the shareholders of the Company should tender their shares in connection with the Tender Offer.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:  /s/ STUART J. EPSTEIN

                                             -----------------------------------
                                             Stuart J. Epstein
                                             Managing Director

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